Exhibit 99.1
USA Mobility, Inc. Investor Conference Call
July 28, 2011
10:00 a.m. Eastern Time
Operating Results for the 2nd Quarter Ended June 30, 2011
Operator: Good morning and welcome to USA Mobility’s Second Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and Chief Executive Officer, Shawn Endsley, Chief Financial Officer, and Dan Mayleben, Chief Operating Officer of the Company’s software subsidiary, Amcom. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.
Mr. Kelly: Good Morning. Thank you for joining us for our second quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2010 Form 10-K, our second quarter Form 10-Q, and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.
I want to start this morning by highlighting what we believe was an outstanding second quarter and first half operating performance for USA Mobility. On a consolidated basis, with a full quarter of operations in both our Wireless and Software businesses, the Company is now hitting on all cylinders and generating extremely positive results. On the Wireless side, we ended the quarter well ahead of our key operating goals for subscribers, total revenue, cash flow, average revenue per unit (or ARPU) and operating expenses. At the same time, our recently acquired Software business posted record results, with higher revenue, solid bookings and a growing backlog. In addition, we were able to maintain consolidated cash flow margins at a high level, operate profitably with a low-cost operating structure, and once again return capital to our stockholders in the form of dividend distributions.
Shawn will discuss our financial results in more detail in a few minutes, but first I want to review some of our key accomplishments for the quarter.
1.	Wireless Subscriber trends improved significantly during the second quarter as our quarterly and annual unit loss rates slowed to their lowest levels in more than six years. Our quarterly unit loss rate improved to 2.7 percent, while the annual loss rate was 12.2 percent. These improving results can be attributed in part to the excellent performance of our Wireless sales team, which increased direct gross additions 22 percent from the prior quarter while minimizing gross disconnects. In addition, our Healthcare market segment continued to perform well, recording a net churn rate of 0.5 percent, our best result in four years. With our acquisition earlier this year of Amcom Software, we believe our healthcare customers now recognize us as a long-term player in the space and our churn results have benefited as a result.
2.	Wireless Revenue trends also improved during the quarter. The quarterly rate of Revenue loss was 0.8 percent, the best in the Company’s history, while the annual rate of Revenue erosion in the quarter improved to 11.9 percent, also achieving our best level in many years. I would add that we achieved these impressive results despite relatively flat paging ARPU over the past year.

3.	We continued to reduce Operating Expenses in the second quarter in our Wireless business. Excluding depreciation, amortization and accretion, Operating Expenses for Wireless declined 18.0 percent over the past year, once again significantly outpacing our annual rate of revenue decline of 11.9 percent. Consolidated Operating Expenses totaled $43.7 million for the second quarter, with $31.7 million for Wireless and $12.0 million for Software.

4.	Our Software business also posted a strong second quarter, our first full quarter of combined operations since USA Mobility acquired Amcom on March 3rd. Software Revenue totaled $13.1 million, including a fair value write down of $2.6 million to maintenance revenue. Absent this accounting adjustment, which does not impact cash, Software Revenue would have been a record $15.7 million, compared to pro forma Revenue of $13.1 million in the first quarter, which excluded purchase accounting adjustments of $0.9 million. In addition, the Software business achieved solid Bookings during the quarter and had a strong Backlog at June 30th.

5.	The Company’s improved Wireless performance, combined with a strong contribution from Software, resulted in consolidated Earnings Before Interest, Taxes, Depreciation, Amortization and Accretion (or EBITDA) of $21.4 million for the second quarter, representing an EBITDA margin of 32.9 percent. Excluding non-recurring items, EBITDA would have been $24.1 million, or 35.5 percent of revenue.

6.	We began the second quarter with an outstanding debt balance of $51.9 million. During the second quarter we made our required amortization payment of $3.1 million and additionally we prepaid $11.0 million of our outstanding debt. After total payments of $14.1 million our outstanding debt balance at June 30th was $37.8 million. In addition we closed the quarter with a cash balance of $29.5 million.

7.	We continued to meet our goal of generating sufficient free cash flow during the quarter to return capital to stockholders consistent with our capital allocation strategy. We paid our regular quarterly dividend of $0.25 per share on June 24th. In addition, our Board of Directors yesterday declared a regular quarterly dividend of $0.25 per share to be paid September 9th.
Overall, we are very pleased with our second quarter and first half operating performance and believe we are in an excellent position to post solid results for the balance of 2011 as evidenced by our improved guidance. Despite this quarter’s strong operating performance, however, I would caution investors once again that maintaining margins at this level will continue to be a challenge for us going forward.
At this point I’ll ask Shawn Endsley, our Chief Financial Officer, to review our second quarter financial results and provide additional comments on our recent operating performance... Shawn.
     Mr. Endsley: Thanks Vince, and good morning.
Before I review our operating results, I want to let you know that we expect to file our second quarter Form 10-Q later today. I encourage you to review the Form 10-Q for further details about our business operations and financial performance since it contains more information than we will be able to cover on this Call.
As Vince mentioned, we are very pleased with the Company’s second quarter results, which either met or exceeded the previously announced financial guidance for both our Wireless and Software businesses. Improved rates of subscriber and revenue erosion reduced operating expenses and a solid ARPU contributed to strong cash flows and high margins in our Wireless business, while our Software business — which completed its first full quarter after the acquisition on March 3rd — reported solid bookings for the quarter and had a sizable backlog at June 30th.
Wireless
Looking first at our Wireless business, we were especially pleased with the improvement in both subscriber and revenue trends during the quarter. With respect to our customer base, we ended the quarter with 1,779,000 paging units in service, a net decrease of 49,000 units, compared to a decline of 61,000 units in the first quarter and 72,000 units in the second quarter of 2010. The quarterly rate of subscriber loss improved to 2.7 percent from 3.5 percent in the year-earlier quarter, while our annual rate of net unit loss improved to 12.2 percent from 17.2 percent a year ago, reaching its best level in more than six years.
Gross Placements for Wireless increased to 64,000 in the second quarter from 52,000 in the first quarter, while Disconnects totaled 113,000, equal to the prior quarter. The second quarter churn rate was 6.2 percent, compared to 6.9 percent in the year-earlier quarter.
Healthcare continued to be our most stable market segment with the highest rate of gross placements and lowest rate of net unit loss. The gross placement rate for Healthcare increased to 4.5 percent in the second quarter from 3.3 percent in the prior quarter while the net unit loss rate improved to a 4-year low of 0.5 percent. Overall, Healthcare contributed approximately 79.6 percent of total gross placements in our direct channel during the quarter. At June 30th, Healthcare represented 60.9 percent of our Wireless subscriber base, compared to 56.1 percent a year ago.
Total Paging ARPU was $8.74 in the second quarter, compared to $8.72 in the first quarter and $8.87 in the second quarter of 2010. Going forward, we expect Paging ARPU to trend downward as our customer mix continues the shift to larger accounts that benefit from volume discounts.

Revenue from the Wireless business totaled $52.1 million in the second quarter, compared to $52.5 million in the first quarter and $59.1 million in the second quarter of 2010. The quarterly rate of revenue erosion improved to 0.8 percent from 5.8 percent in the year-earlier quarter, and was the lowest quarterly rate of revenue loss in the Company’s recent history. In addition, the annual rate of revenue erosion fell to 11.9 percent in the second quarter from 21.3 percent a year ago, reaching its lowest level in more than six years.
Paging Revenue declined 2.7 percent in the second quarter to $47.3 million from $48.6 million in the first quarter. Product Sales increased 19.7 percent to $2.8 million from the prior quarter due to higher system sales, while Other Revenue declined 12.7 percent to $0.8 million. Cellular phone sales were especially strong increasing 75.3 percent as activations nearly doubled to 4,370 from 2,191 in the first quarter. Both Product Sales and Cellular revenue reflect the timing of systems and cellular sales by our Wireless sales force. We do not anticipate that these levels will continue each quarter in the future.
Software
Turning to our Software business, Revenue totaled $13.1 million in the second quarter. Of that amount, $3.2 million was Maintenance Revenue and $9.9 million was Operations Revenue. Second quarter Software Revenue included a fair value write down to maintenance revenue of $2.6 million as required by purchase accounting. Absent the write down, Software Revenue would have been $15.7 million. Maintenance Revenue includes ongoing support of a software application, while Operations Revenue includes software, professional services and equipment sales. On a pro forma basis, Software Revenue for the first quarter would have been $13.1 million, excluding purchase accounting adjustments of $0.9 million, an approximately 20 percent pro forma increase.
Software Bookings for the second quarter totaled $15.2 million, an increase of 11 percent from pro forma first quarter Bookings of $13.7 million. Bookings represent all purchase orders received from customers during the quarter, irrespective of revenue type.
The Software Backlog — which consists of all purchase orders received from customers not yet recognized as revenue — totaled $20.5 million at June 30th, compared to $18.9 million at March 31st, an increase of 8.5 percent.
Finally, the Software segment’s maintenance renewal rate in the second quarter was 99.9 percent, compared to a pro forma maintenance renewal rate of 99.5 percent in the first quarter.
Total Company
On a consolidated basis, USA Mobility reported Total Revenue for the second quarter of $65.2 million, including $52.1 million from Wireless and $13.1 million from Software. As I noted, Software Revenue included a fair value write down to maintenance revenue of $2.6 million. Absent the write down, Total Revenue would have been $67.8 million. Pro Forma Total Revenue for the first quarter, reflecting Amcom’s results for the full quarter and excluding purchase accounting adjustments, would have been $65.6 million.
Total Operating Expenses (excluding depreciation, amortization and accretion) were $43.7 million in the second quarter, including $31.7 million for Wireless and $12 million for Software. On a pro forma basis, total Operating Expenses for the first quarter would have been $46.3 million, with $35.6 million for Wireless (including $2.9 million in acquisition related expenses), and $10.7 million for Software.
Payroll and Related Expenses (which includes commissions) totaled $20.0 million for the second quarter, including $13.1 million for Wireless and $6.9 million for Software. Payroll and related expenses for Wireless decreased 14.1 percent in the second quarter from the year-earlier quarter. For Software, Payroll and Related Expenses represented 57 percent of its total Operating Expenses for the second quarter.
Headcount at June 30th was 723 versus 740 at March 31st, with 475 from Wireless and 248 from Software. On the Wireless side, Headcount declined 21 percent from the second quarter of 2010. Going forward, we will continue to adjust staffing levels as necessary to meet anticipated requirements for both the Wireless and Software businesses.
Site Rent Expense, the second largest operating expense for Wireless after Payroll and Related Expenses, declined 13.4 percent to $6.0 million in the second quarter versus the prior quarter, and 28.0 percent from the year-earlier quarter. The decrease reflects continued progress in our ongoing network rationalization program, which involves deconstructing sites, renegotiating site leases and moving transmitters to less costly sites.
At June 30th, we operated 5,253 active transmitters, compared to 5,594 at March 31st. The number of transmitters at customer-provided sites — that is, those with no associated rent expense — was 2,404 for the quarter, down slightly from 2,411 at March 31st. Also, we reduced the number of our “paid” active transmitters to 2,849 at June 30th from 3,183 at March 31st.
Beyond Payroll and Related and Site Rent Expenses, all other recurring expenses (excluding depreciation, amortization and accretion) for Wireless in the second quarter totaled $12.6 million, compared to $15.1 million in the second quarter of 2010, a reduction of 16.5 percent.
Consolidated EBITDA for the second quarter was $21.4 million, or 32.9 percent of revenue, including $20.4 million from Wireless and $1.0 million from Software. Excluding the fair value write down of Software maintenance revenue of $2.6 million second quarter EBITDA would have been $24.1 million with an adjusted EBITDA margin of 35.5 percent. Consolidated EBITDA for the first quarter on a pro forma basis, reflecting Amcom results for the full quarter and excluding purchase accounting adjustments and one-time acquisition related expenses, was $21.7 million, or 33.0 percent of revenue. Second quarter EBITDA from Wireless was $20.4 million, compared to $17.0 million in the prior quarter, and represented 39.2 percent of revenue. A schedule reconciling Operating Income to EBITDA has been included in our earnings release.
Capital Expenses in the second quarter were $1.9 million, with virtually all of it from the Wireless business, compared to $1.5 million in the first quarter. Capital expenses were primarily for the purchase of paging devices.
Net Income for the second quarter was $18.6 million, or $0.82 per fully diluted share, compared to $13.1 million, or $0.58 per fully diluted share, for the year-earlier quarter. Excluding purchase accounting adjustments, however, pro forma Net Income for the second quarter would have been $20.6 million or $0.91 per fully diluted share.
Net Income in the quarter benefited from improved performance with a $5.2 million reduction in our deferred income tax asset valuation allowance that significantly reduced income tax expense. This reduction reflects our ongoing assessment of future taxable income from our Wireless and Software operations. Favorable revenue and subscriber trends for 2011 resulted in an improved outlook for taxable income for Wireless and increased the expected usage of the available deferred income tax assets. Net Income in the quarter also benefited from the receipt of $7.5 million from the sale of certain narrow band PCS licenses. This non-recurring income was recorded in Other Income.
Turning to the balance sheet: During the second quarter we paid down $14.1 million of the debt incurred in connection with our purchase of Amcom. As we previously reported, the purchase was financed through $111.4 million in net cash and $51.9 million in debt, which consisted of $24.1 million in new debt and $27.8 million in assumed Amcom debt. After the debt repayment, we ended the quarter with a debt balance of $37.8 million and a cash balance of $29.5 million. The outstanding debt bears interest at 5.25 percent. Looking ahead, we expect to continue to aggressively pay down the debt while continuing to pay quarterly cash dividends to stockholders.
With respect to our financial expectations for full-year 2011, we are revising previously provided guidance upwards for our Wireless business. As noted in yesterday’s press release, we have provided two guidance schedules: one that assumes the Amcom acquisition occurred on January 1, 2011; and a second that includes Amcom’s results only from the acquisition date of March 3rd. Also, we have broken out separate 2011 guidance for both our Wireless and Software operations.
Accordingly, we now expect consolidated total revenues for 2011 to range from $235 million to $248 million (versus previous guidance of $224 million to $240 million), with Wireless between $193 million and $200 million (versus $182 million and $192 million) and Software between $42 million and $48 million; consolidated operating expenses (excluding depreciation, amortization and accretion) to range from $162 million to $174 million (versus earlier guidance of $167 million to $176 million), with Wireless between $127 million and $134 million (versus $132 million and $136 million) and Software between $35 million and $40 million; and consolidated capital expenses to range from $6.5 million to $9 million (versus previous guidance of $6 million to $9 million), with Wireless between $6 million and $8 million (versus $5 million and $7 million) and Software between $0.5 million to $1 million (versus $1 million and $2 million). Finally, I would remind you once again that our projections are based on current trends and that those trends are always subject to change.

Mr. Kelly:	With that, I’ll turn it back over to Vince. Thanks, Shawn.
Before we take your questions, I wanted to briefly address a few items that may be of interest to investors:
•	First, I’ll provide a quick update on some of our sales and marketing activities in the second quarter;

•	Second, I will comment on the competitive environment for our Software business;

•	And, third, I will briefly review our current capital allocation strategy.
With respect to Sales and Marketing activities in our Wireless business during the second quarter, we continued to focus on providing wireless messaging solutions to our target market segments of Healthcare, Government and Large Enterprise. These core segments represented approximately 90 percent of our direct subscriber base at June 30th, compared to 88 percent a year ago. They also accounted for approximately 84 percent of our direct paging revenue in the second quarter, compared to 82 percent in the year-earlier quarter.
During the quarter, our Wireless team remained focused on its three primary goals of generating new business, expanding business in existing accounts, and retention of our most valuable customers. In addition, a fourth goal was creating cross-selling opportunities with our Software sales team, which I’ll discuss in a moment. For the quarter and year-to-date, our Wireless sales team exceeded expectations for subscribers, gross additions, retention and revenue within each of our key market segments. Additionally, we exceeded our second quarter plan for cellular phone placements and cellular revenue. This effort was aided by a significant sale of tablets in the home Healthcare segment along with large-scale deployments of aircards and smartphones in the Government segment.
Healthcare continued to be our best-performing market segment during the quarter, contributing 76 percent of all gross pager placements and 59 percent of total direct paging revenue, while net churn among Healthcare customers continued to be the lowest among all subscriber segments.
In addition, our Wireless business continued to expand its presence in the hospital market during the second quarter, adding three hospital accounts. Moreover, we recorded a significant sale to an existing hospital, which included sizable investments in critical messaging software, two-way in-house paging infrastructure and additional wireless devices. Most importantly, with one of the new hospital sales, we recorded a nice cross-selling win between our Wireless and Software businesses.
Looking at sales and marketing activities in our Software business during the quarter, our software sales team continued to sell software solutions primarily to the hospital market. Demand for solutions was strongest for call center management, critical smartphone messaging and clinical middleware, which is an application that interfaces with various clinical devices in hospitals. Such devices raise alerts in the hospital room and middleware then routes them to the right caregiver on the right mobile device at the right time.
Our Software sales and marketing team also continued to focus on its key markets during the quarter, which resulted in a growing sales pipeline. Additions to the pipeline included opportunities to sell to new customers as well as add-on modules to existing customers. Various marketing initiatives contributed to that growth, including virtual trade shows, Webinar series, e-mail campaigns and ongoing co-prospecting with members of Amcom’s growing alliance community. The Software sales and marketing team also continued to build awareness of its solutions by providing compelling success stories to customers, prospects and the news media.
Cross-selling initiatives are — and will remain — a strategic focus for both our Wireless and Software sales teams. Given that the typical sales cycle for a Software lead is 6-to-18 months, and a Wireless lead is 3-to-12 months, we are very pleased that we could close our first paging cross-sell win in June with an existing Amcom hospital customer in Massachusetts. The customer had been experiencing services issues with its previous paging provider and found that USA Mobility’s Wireless-Software combination was its best solution. Going forward, we look for other new and existing customers to reach a similar conclusion.
As previously noted, our Wireless and Software sales teams are actively engaged in numerous cross-selling opportunities. The first two initiatives began shortly after the acquisition in March while the third began earlier this month. The first is an “organic leads initiative” in which sales managers and reps register leads for one another that are developed from existing account and new business sales interactions. The second is a “targeted account initiative” which targets existing Wireless and Software accounts where one of the two businesses has no current presence. The third initiative involves USA Mobility’s Key Account Managers who will generate potential leads via interaction with their hospitals account contacts. These leads will be qualified and developed by Amcom Business Solutions Advisers and telemarketers and then turned over to a Software rep once qualified. All cross-selling leads and targeted account opportunities are updated and tracked weekly on calls between Wireless and Software sales management.
Turning to the competitive landscape for our Software business, I wanted to give you a brief perspective on it today. I would also note that Dan Mayleben, chief operating officer of Amcom, is on the Call with us this morning. Should you have any additional questions on this subject — or any other questions about Amcom’s operations — Dan can respond to them during our Q&A.
As we noted at the time of the acquisition, Amcom’s software solutions hold a very strong position in the mission-critical unified communications space. Given the scope and effectiveness of our software systems, as well as our established presence in numerous mission-critical market segments — such as Healthcare, we believe Amcom can continue to enjoy a very strong market position in the space for some time to come.
Some factors supporting this contention include:
1.	The number of connections incorporated into a typical Amcom software system is sizable. Unlike those of most competitors, Amcom’s systems feature integration with many different phone systems, including communication endpoints like pagers, tablets, wi-fi phones and smartphones. They also integrate and interface with customer-driven endpoints, such as medical devices and clinical systems within a hospital. To build and maintain these integrations makes entry into this market quite difficult and time consuming. Additionally, a large company might find it challenging to enter a market like this because they would need to develop interfaces with competitor’s hardware.

2.	Amcom enjoys strong customer satisfaction levels and the cost of switching is high. Amcom has consistently achieved maintenance renewal rates in the high 90-percent range. In fact, as noted earlier, it was 99.9 percent in the second quarter, which clearly reflects a high degree of satisfaction across the customer base.

3.	Amcom continues to pursue innovation, investing in new and improved solutions.
We believe that Amcom is the only systems integrator that provides offerings across the entire range of the unified communications suite. Instead, our competitors occupy niches offering individual modular components within the overall unified communications space.
Now I want to turn to our current capital allocation strategy. I would note once again that our Board and management remain committed to our long-stated goal of returning capital to stockholders as evidence by our announcement last night regarding our third quarter dividend declaration.
As you know, we began paying special cash distributions in 2005 and have paid quarterly cash distributions — as well as special cash distributions from time to time — since 2006. In addition, we initiated a share buy back program in 2008. Over that time we have paid out $377.7 million in distributions and dividends, or $14.65 per share, to our stockholders and repurchased 5.6 million shares at an average price of $9.31 per share. In total, we have distributed almost $430 million in capital to our stockholders.
As for our capital allocation plans going forward, our Board of Directors will continue to review all options. As we noted on our first quarter earnings call, we expect to continue to pay a quarterly recurring dividend subject to customary review by the Board and our projections for future operating cash flow. In addition, in order to accelerate the repayment of debt related to the Amcom acquisition, we have suspended our share repurchase program. The Board will review the status of the program before year-end and we will update you on it when and if we make any changes.
Future decisions regarding capital allocation, including dividends, share repurchases, and debt pre-payments, will be weighed against other opportunities for creating long-term stockholder value, including additional acquisitions or other strategic investments that might provide enhanced revenue and cash flow stability, or allow further use of our sizable deferred income tax assets. As I noted previously, we view none of these options as being mutually exclusive.
Additionally, we remain committed to maintaining Amcom’s leadership position in its specific market niche. To this end, we are constantly reviewing the right balance between internal growth and smaller add-on acquisitions that could offer us synergies and profitable growth. While we do not have any specific targets teed up at the moment, we are constantly reviewing opportunities in this space and would act in the right circumstances and with the right financing arrangements.
In summary, we are very pleased with our second quarter and first half operating results. We are also pleased that our new Software business and existing Wireless business are working together synergistically, laying the groundwork for an enhanced future together. At the same time, however, while the Company performed well and accomplished a great deal so far in 2011, I can assure you that we are anything but Pollyannaish about the challenges that still lie ahead. We fully realize our Wireless operations will continue to face competitive pressures, and we understand our Software business cannot maintain its growth trajectory without strong leadership, innovation and the continued dedication of a talented and resourceful base of employees. Toward that end, you can rest assured that we will remain vigilant in our pursuit of the right resources and strategy to further enhance value for all our stakeholders.
At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator?

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 at this time if you have a question. And we’ll pause for just a moment to assemble our roster. And once again that’s star 1.
     We’ll take our first question from Keye Chow with Credit Suisse.
Keye Chow: Yes, hi guys. Congratulations on a good quarter.
Vince Kelly: Thank you.
Keye Chow: Just starting with Amcom, could you give us a little more color regarding, you know, the bookings were up, the backlog was up sequentially, could you give us a little more color regarding how that growth was on a year on year basis, and then also with regards to the bookings, the composition of that?
Vince Kelly: Well Dan Mayleben will talk about that and he can give you some statistics on the year on year. I don’t know how much detail we’re going to go into in terms of the bookings because a lot of that is competitive information. Suffice it to say the company is doing very well.
It’s doing better than we expected it to do. We’re more than encouraged and pleasantly surprised by that. We’re a still in a challenging environment and we have a lot of work to do to continue to grow this business going forward. We think we’re up to that challenge.
We’ve got a good plan and a good team and we’ll keep moving forward. Dan?
Dan Mayleben: Yes, good question. So — and the question if I understand it is, if we look at year on year growth in bookings comparing second quarter of this year to the second quarter of last year? So, you know, we’re looking at growth and again this is, you know, on a comparable basis, in the low 20%.
Keye Chow: Okay. Great. What about backlog Dan?
Dan Mayleben: You know, backlog as Shawn has stated, is up sequentially. And with the growth in bookings, you know, on a year on year basis you’d also see that type of increase year on year.
Keye Chow: Okay, great.
Operator: And once again, ladies and gentlemen, if you have a question please press star 1. And we’ll pause for another brief moment.
     And we’ll go back to Keye Chow with Credit Suisse.
Keye Chow: All right. Hey, so the sale of the narrow band PCS licenses is that — are there other potential assets like this that you might have that you’ll be a little — be able to monetize?

Vince Kelly: There are other potential assets that we have. Right now they’re all in use so we don’t have any plans in the immediate future. So if you’re thinking are you going to see anymore sales like that the balance of this year or early next year I would say no.
Keye Chow: Okay. And I’ll follow up with a question on the wireless side. I’m really pleased to — and I can tell you are too that the subscriber and revenue loss rates are at, you know, near all-time lows. Can you give us a little more color on whether this is kind of a sustainable level or where there are some one-time events that cause the loss rates to be so low this past quarter?
Vince Kelly: You know, that’s a great question and it’s a question quite frankly we’ve been looking at quite a bit because we kind of felt like we worked extremely hard last year and didn’t get the same results. And what were we doing differently this year than we did last year?
And the answer is, you know, not really anything. We think if anything the core customer base that really is represented by our healthcare segment is really pretty sticky right now given the state of the economy and given what the alternatives are.
Not every CIO out there is going to go trade out his pagers for a Smartphone. And we’ve done some surveys — we did one last October and we recently updated it. I think we talked — when you were with us at our annual meeting about the results of our survey last fall.
And the survey that we just recently completed indicates that, you know, from a healthcare perspective these CIOs do not intend to get rid of their pagers any quicker than they did last fall. If anything, it’s slowed down a little bit.
And I really think that just has to do with the cost differentiation that paging has versus alternatives. So, you know, we’re in a good place right now. You asked can that be sustained. I sure hope so is the answer. We don’t know.
It certainly — the second quarter is phenomenal by any stretch in terms of the stability of that particular healthcare customer segment. And if that continues obviously it has, you know, huge implications going forward. I said in my prepared comments, we don’t want to be Pollyannaish about our challenges...
Keye Chow: Right.
Vince Kelly: ...and we certainly don’t. We’re certainly not going to, you know, off of one quarter of phenomenal results like that, forecast that, you know, going forward. But it’s something that we’re going to keep a close eye on.
And I think, you know, I mentioned in my earlier comments, I think part of the publicity that we got from doing the Amcom deal and Amcom is very well known in the healthcare community, in the people that make communications decisions, I think that might have settled a lot of people down as well in terms of USA Mobility’s long term commitment to this space.
You know, relative to what you’re seeing out there with other providers. So, you know, I hope it’s a new trend and I hope that it stays that way forever. We’re not going to, you know, build a business plan around it but if it does it obviously means, you know, much more future cash flow for our shareholders.
Keye Chow: Okay. So Vince, so your revised guidance for the wireless business does not reflect an assumption of the continuation of these low loss rates?
Vince Kelly: No. What it basically does is it adjusts for the positive variance that we got because of these low loss rates and it conservatively smoothes out the rest of the year.
We didn’t just say gee, we’re going to go to almost no churn whatsoever for the rest of the year in the healthcare segment or otherwise the guidance would have been significantly higher.
Keye Chow: Okay, great. And then — should I hop off and — to see if — or should I — I’ll just keep asking questions. Regarding the Amcom business, you know, really good results. What would it take to get you guys to see sort of upside in the business?
I was just kind of curious as to like what your expectations are and the raised expectations for the wireless business. I wanted to get some color on what your expectations are on the software business.
Vince Kelly: Well obviously we saw upside in the Amcom business and that’s the reason we purchased it. We did not change our forecast for the Amcom business in terms of our guidance because we really only had one quarter under our belts on the combined basis with these folks.
And I think what’s going to happen — we talked about a 12 to 18 month lead-time for their sales. So for us to really get a lot of traction with cross selling opportunities it’s going to go outside the range of, you know, the timeframe represented by this guidance.
So I think, you know, we’re going to stick with the guidance, where it is now for the balance of the year with respect to software in terms of revenue and operating expenses. And we’re going to work hard with our partners in Amcom to make for a really good 2012 and we’ll be providing that guidance to you guys very early in 2012 when we release our fourth quarter earnings.
Keye Chow: Great. And then my last question is with regard to capital allocation. Can you give us a little more flavor as to how you’re thinking about potential — paying down debt?
That seems to be your second priority after maintaining the regular dividend — paying down debt versus potentially paying out special dividends this year.
Vince Kelly: Yes. Right now we’re looking at first and foremost, continuing the recurring dividend which we anticipate doing going forward. We’re looking at paying down debt because, you know, we’re paying 5-1/4% interest on it and, you know, we really don’t need the deduction.
And then after that we’re looking at maybe some small fold in acquisitions. We don’t have anything tee’d up right now. And we’re not right now putting special dividends at the top of our list. That’s something that we can do instead of share repurchases.
Other things in our capital allocation strategy going forward. But I think we need a few more quarters under our belt before we go down that path.
Keye Chow: Okay. Thank you. Congratulations again.
Vince Kelly: And that was it for the last question so I’m going to wrap up. Thanks everyone for joining us today. We look forward to speaking with you after we release our third quarter results so have a great day.
Operator: And that will conclude today’s conference. Thank you for your participation.